Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK TO ACQUIRE HOME TECHNOLOGY COMPANY

PROVIDENCE, RI, July 15, 2005—Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality branded building products, today announced that a company formed by its Linear LLC subsidiary has acquired the assets of Niles Audio Corporation (“Niles”), a supplier of speakers and audio and video distribution products to the custom home installation market. This acquisition expands Nortek’s home technology product offering.

Niles is a privately held firm located in Miami, Florida. Terms of the acquisition were not disclosed.

Richard L. Bready, Nortek’s Chairman and Chief Executive Officer, said that, “One of our major business strategies is to acquire growing businesses that complement our existing wide range of products for the home. The acquisition of Niles adds another leading brand name, new product and additional distribution that complements Nortek’s existing home-technology businesses that manufacture and sell products to distribute audio and video in residences.” Mr. Bready added that he was very pleased that Frank Sterns, Executive Vice President of Niles, is remaining with the company to lead its continued growth.

Niles, founded in 1978, has a product offering of over 500 products covering every aspect of whole-house audio distribution and the integration of audio/video systems, including speakers, receivers, amplifiers, controls and accessories. Niles product lines and dealer networks complement those of Elan, Panamax, OmniMount, Xantech, M&S Systems and SpeakerCraft—Linear subsidiaries, which also manufacture and sell products to distribute audio, video and data in residences. These companies as a group are positioned to be a leader in the whole-house audio and home theater products industry.

Linear also manufactures and sells security devices, structured wiring, garage door radio controlled operators, commercial gate operators, telephone entry systems and other related products.

Nortek* (a wholly owned subsidiary of Nortek Holdings, which is a wholly owned subsidiary of NTK Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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